Exhibit 99.1

Guess?, Inc. Reports Second Quarter Results

Second Quarter Revenues Increased 17% to $677 Million

Second Quarter Adjusted EPS Grew 17% to $0.84; GAAP EPS was $0.65

Updates Full Year Guidance: Adjusted EPS in the Range of $3.25 to $3.35; GAAP EPS in the Range of $3.06 to $3.16

LOS ANGELES, Aug. 24, 2011 /PRNewswire/ -- Guess?, Inc. (NYSE: GES) today reported financial results for the second quarter of its 2012 fiscal year, which ended July 30, 2011.

Second Quarter Fiscal 2012 Highlights

  European revenues increased 30% in US dollars and 14% in local currency
  Asian revenues increased 31% in US dollars and 22% in constant dollars
  North American retail revenues increased 8%
  Adjusted operating margin was flat at 16.7%; GAAP operating margin was 13.8%

This press release includes certain non-GAAP, or adjusted, financial measures, which exclude a settlement charge incurred during the second quarter of fiscal 2012. Reconciliations of reported GAAP results to comparable non-GAAP amounts are provided in the accompanying tables and discussed under the heading "Presentation of Non-GAAP Information" below.

Second Quarter Fiscal 2012 Results

For the second quarter of fiscal 2012, the Company generated adjusted net earnings of $78.3 million, a 17.2% increase compared to net earnings of $66.8 million for the second quarter of fiscal 2011. Adjusted diluted earnings per share increased 16.7%, reaching $0.84, compared to $0.72 for the prior-year quarter. The adjusted net earnings excludes a settlement charge of $19.5 million, along with the related tax impact, associated with the pending settlement of the Company's relationship with one of its European service providers. On a GAAP basis, second quarter fiscal 2012 net earnings were $60.7 million and diluted earnings per share, including an unfavorable $0.19 impact from the settlement charge, totaled $0.65.

Paul Marciano, Chief Executive Officer, commented, "We are pleased with our financial performance in the second quarter. Our adjusted earnings exceeded our expectations for the quarter and we delivered record revenues, with growth in all regions of the world. Our international businesses continue to drive our growth, with Europe and Asia combining to deliver 80% of this quarter's revenue increase. In North America, our focus on inventory control and markdown management was evident in our results, as we posted a substantial increase in our retail profitability. Overall, our results demonstrate the ability of our team to manage our business effectively and execute well on our strategic initiatives."

Mr. Marciano continued, "This quarter's performance is a testament to the strength and momentum of the Guess? brand around the world. Recently, though, global economic and market conditions have become increasingly volatile, which could erode consumer confidence and have an impact on our customers' behavior. We will continue to monitor market conditions and manage our business prudently, with initiatives to enhance our productivity and profitability. With our diversified business model and strong management team, we have a proven track record of delivering solid results even during challenging times. Supported by our strong cash position and solid capital structure, we will hold fast to our long-term strategies and vision, focusing on measured growth as we position our brand to expand around the world."

Total net revenue for the second quarter of fiscal 2012 increased 17.3% to $677.2 million, from $577.1 million in the prior-year quarter. In constant dollars, total net revenue increased 9.5%. The Company's retail stores in North America generated revenue of $261.1 million in the second quarter of fiscal 2012, an 8.0% increase from $241.8 million in the same period a year ago. Comparable store sales decreased 3.4% in local currency and 1.9% in US dollars for the second quarter of fiscal 2012, compared to the same period a year ago. The Company directly operated 490 retail stores in the United States and Canada at the end of the second quarter of fiscal 2012 versus 448 stores a year earlier.

Net revenue from the Company's Europe segment increased 29.9% to $288.8 million in the second quarter of fiscal 2012, compared to $222.3 million in the prior-year period. In local currency, net revenue increased 14.1%.

Net revenue from the Company's Asia segment increased 31.1% to $55.3 million in the second quarter of fiscal 2012, from $42.2 million in the prior-year period. In constant dollars, net revenue increased 21.6%.

Net revenue from the Company's North American Wholesale segment decreased 0.9% to $43.9 million in the second quarter of fiscal 2012, from $44.3 million in the prior-year period.

Licensing segment net revenue increased 5.9% to $28.1 million in the second quarter of fiscal 2012, from $26.6 million in the prior-year period.

Excluding the settlement charge, adjusted operating earnings for the second quarter of fiscal 2012 increased 17.3% to $113.0 million (including a $9.1 million favorable currency translation impact) from $96.3 million in the prior-year period. Adjusted operating margin in the second quarter was flat at 16.7% compared to the prior-year quarter. Overall product margins were higher, given lower markdowns in North American Retail and the favorable impact of retail mix and currencies in Europe. This was offset by higher relative occupancy, distribution and selling expenses. GAAP operating earnings, which includes the settlement charge, declined 2.9% to $93.5 million (including a $7.0 million favorable currency translation impact) and GAAP operating margin declined 290 basis points to 13.8%.

Other net income, which primarily includes net unrealized mark-to-market gains on foreign currency contracts and balances, partially offset by net unrealized losses on non-operating assets, was $2.7 million for the second quarter of fiscal 2012, compared to other net expense of $0.3 million in the prior-year's quarter.

The Company's reported effective tax rate increased to 35.8% in the second quarter of fiscal 2012, from 30.1% for the second quarter of the prior year. The increase mainly reflects the impact of the settlement charge which increased the effective tax rate by 440 basis points.

Six-Month Period Results

Adjusted net earnings for the six months ended July 30, 2011 were $121.0 million, an increase of 3.3% compared to net earnings of $117.1 million for the six months ended July 31, 2010. Adjusted diluted earnings per share increased 4.0% to $1.30 per share in the first six months of the 2012 fiscal year compared to $1.25 per share in the comparable six-month period last year. On a GAAP basis, for the first six months of fiscal 2012, net earnings were $103.3 million and diluted earnings per share were $1.11.

Total net revenue for the first six months of fiscal 2012 increased 13.7% to $1.27 billion from $1.12 billion in the prior-year period. In constant dollars, total net revenue increased 8.7%. The Company's retail stores in North America generated revenue of $508.5 million in the first six months of fiscal 2012, a 6.5% increase from $477.6 million in the same period a year ago. Comparable store sales decreased 3.8% in local currency and 2.5% in US dollars for the six months ended July 30, 2011, compared to the six months ended July 31, 2010. Net revenue from the Company's Europe segment increased 21.9% to $499.0 million in the first six months of fiscal 2012, compared to $409.3 million in the prior-year period. In local currency, Europe segment revenues increased 12.2%. Net revenue from the Company's Asia segment increased 27.1% to $115.4 million in the first six months of fiscal 2012, compared to $90.8 million in the prior-year period. In constant dollars the increase was 21.1%. Net revenue from the Company's North American Wholesale segment increased 2.9% to $89.5 million in the first six months of fiscal 2012, from $87.0 million in the prior-year period. Licensing segment net revenue increased 9.9% to $57.0 million in the first six months of fiscal 2012, from $51.8 million in the prior-year period.

Excluding the settlement charge, adjusted operating earnings for the first six months of fiscal 2012 increased 9.7% to $183.9 million (including a $10.1 million favorable currency translation impact) from $167.6 million in the prior-year period. Adjusted operating margin for the first six months of fiscal 2012 declined 50 basis points to 14.5% compared to the prior-year period. The decline in adjusted operating margin primarily reflects higher relative occupancy and distribution costs partially offset by higher product margins and lower accelerated pension cost amortization charges. The higher product margin was driven by lower markdowns in North American Retail, the greater mix of retail in Europe and the favorable impact of currencies. GAAP operating earnings, which includes the settlement charge, declined 1.9% to $164.5 million (including an $8.0 million favorable currency translation impact) and GAAP operating margin declined 200 basis points to 13.0%.

Other net expense, which relates primarily to net unrealized mark-to-market losses on foreign currency contracts and balances was $7.3 million for the first six months of fiscal 2012, compared to other net income of $3.2 million in the prior-year period.

Outlook

The Company's expectations for the third quarter of fiscal 2012 ending October 29, 2011, are as follows:

  Consolidated net revenues are expected to range from $650 million to $665 million.
  Operating margin is expected to be approximately 15.0%.
  Diluted earnings per share are expected to be in the range of $0.71 to $0.74.

The Company updated its outlook for the fiscal year ending January 28, 2012, which is now as follows:

  Consolidated net revenues are expected to range from $2.74 billion to $2.78 billion.
  Adjusted operating margin is expected to be between 16.0% and 16.5%; GAAP operating margin between 15.3% and 15.8%.
  Adjusted diluted earnings per share are expected to be in the range of $3.25 to $3.35; GAAP diluted earnings per share between $3.06 and $3.16.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.20 per share on the Company's common stock. The dividend will be payable on September 23, 2011 to shareholders of record at the close of business on September 7, 2011.

Presentation of Non-GAAP Information

The financial information presented in this release includes both GAAP and non-GAAP measures. The Company believes that these "non-GAAP" or "adjusted" financial measures are useful as an additional means for investors to evaluate the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company's reported GAAP results. Reconciliations of reported GAAP results to comparable non-GAAP amounts are provided in the accompanying tables.

The adjusted measures exclude the impact of a pending settlement charge incurred during the second quarter of fiscal 2012. In the latter part of July 2011, the Company experienced a temporary disruption in its European supply chain, related to one of its service providers. The Company subsequently entered into an agreement to terminate the relationship with that provider, resulting in a $19.5 million settlement charge in the second quarter of fiscal 2012.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company's foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to help investors assess how our businesses performed excluding the effects of changes in foreign currency translation rates. To calculate revenues and earnings from operations on a constant currency basis, operating results for the current year period for entities reporting in currencies other than U.S. dollars are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company will hold a conference call at 4:30 pm (ET) on August 24, 2011 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the "Investor Relations" link. The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of July 30, 2011, the Company directly operated 490 retail stores in the United States and Canada and 218 retail stores in Europe, Asia and Latin America. The Company's licensees and distributors operated an additional 757 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's future prospects, pending settlement of its relationship with a European service provider and guidance for the third quarter and full year of fiscal 2012, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; our ability to, among other things, anticipate consumer preferences, effectively operate our various retail concepts, effectively transition to a new European service provider, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations. In addition to these factors, the economic, litigation-related and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	July 30,		July 31,		July 30,		July 31,
	2011		2010		2011		2010
	$	%	$	%	$	%	$	%

Net revenue
Product sales	$ 649,022	95.8%	$ 550,576	95.4%	$ 1,212,421	95.5%	$ 1,064,631	95.4%
Net royalties	28,137	4.2%	26,559	4.6%	56,982	4.5%	51,845	4.6%
	677,159	100.0%	577,135	100.0%	1,269,403	100.0%	1,116,476	100.0%

Cost of product sales	377,305	55.7%	324,899	56.3%	720,329	56.7%	628,989	56.3%

Gross profit	299,854	44.3%	252,236	43.7%	549,074	43.3%	487,487	43.7%

Selling, general and administrative expenses	185,620	27.4%	155,935	27.0%	363,907	28.7%	314,040	28.1%
Settlement charge	19,463	2.9%	-	0.0%	19,463	1.5%	-	0.0%
Accelerated pension cost amortization	1,242	0.2%	-	0.0%	1,242	0.1%	5,819	0.6%

Earnings from operations	93,529	13.8%	96,301	16.7%	164,462	13.0%	167,628	15.0%

Other income (expense):
Interest expense	(359)	(0.1%)	(283)	(0.0%)	(764)	(0.1%)	(513)	(0.0%)
Interest income	477	0.1%	647	0.1%	1,772	0.1%	983	0.1%
Other, net	2,697	0.4%	(256)	(0.1%)	(7,305)	(0.5%)	3,172	0.2%

Earnings before income taxes	96,344	14.2%	96,409	16.7%	158,165	12.5%	171,270	15.3%

Income taxes	34,534	5.1%	29,030	5.0%	52,771	4.2%	52,237	4.6%

Net earnings	61,810	9.1%	67,379	11.7%	105,394	8.3%	119,033	10.7%

Net earnings attributable to noncontrolling interests in subsidiaries	1,153	0.1%	621	0.1%	2,055	0.2%	1,940	0.2%

Net earnings attributable to Guess?, Inc.	$ 60,657	9.0%	$ 66,758	11.6%	$ 103,339	8.1%	$ 117,093	10.5%

Net earnings per common share attributable to common stockholders:

Basic	$ 0.65		$ 0.72		$ 1.12		$ 1.26

Diluted	$ 0.65		$ 0.72		$ 1.11		$ 1.25

Weighted average common shares outstanding attributable to common stockholders:

Basic	91,864		91,610		91,746		91,756

Diluted	92,368		92,153		92,281		92,471

Adjusted earnings from operations (1)	$ 112,992	16.7%	$ 96,301	16.7%	$ 183,925	14.5%	$ 167,628	15.0%

Adjusted net earnings attributable to Guess?, Inc. (1)	$ 78,270	11.6%	$ 66,758	11.6%	$ 120,952	9.5%	$ 117,093	10.5%

Adjusted diluted earnings per common share attributable to common stockholders (1)	$ 0.84		$ 0.72		$ 1.30		$ 1.25

(1) The adjusted results reflect the exclusion of the settlement charge (and related taxes where applicable) recorded during the three month period ended July 30, 2011. No adjustments have been made to the corresponding prior-year periods.  A complete reconciliation of actual results to adjusted results is presented in the table entitled "Reconciliation of Reported Statements of Income to the Adjusted Statements of Income."

Guess?, Inc. and Subsidiaries
Reconciliation of Reported Statements of Income to the Adjusted Statements of Income
(amounts in thousands, except per share data)

The following table provides reconciliations of reported GAAP earnings from operations to adjusted earnings from operations and reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc., in each case to reflect the exclusion of the settlement charge.

	Three Months Ended		Six Months Ended
	July 30,		July 30,
	2011		2011
		% of		% of
	$	Revenues	$	Revenues

Settlement charge	$ 19,463		$ 19,463
Less related income tax (1)	1,850		1,850

Settlement charge net of income taxes	$ 17,613		$ 17,613

Reported GAAP earnings from operations	$ 93,529	13.8%	$ 164,462	13.0%
Add back settlement charge	19,463		19,463

Adjusted earnings from operations	$ 112,992	16.7%	$ 183,925	14.5%

Reported GAAP net earnings attributable to Guess?, Inc.	$ 60,657	9.0%	$ 103,339	8.1%
Add back settlement charge net of tax (1)	17,613		17,613

Adjusted net earnings attributable to Guess?, Inc.	$ 78,270	11.6%	$ 120,952	9.5%

Adjusted diluted earnings per common share attributable to common stockholders:	$ 0.84		$ 1.30

Weighted average common shares outstanding attributable to common stockholders:

Basic	91,864		91,746

Diluted	92,368		92,281

(1)  The estimated income tax effect of the settlement charge is based on the Company's assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charge was incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	July 30,	July 31,	%	July 30,	July 31,	%
	2011	2010	chg	2011	2010	chg

Net revenue:
Europe	$ 288,818	$ 222,331	30%	$ 499,027	$ 409,299	22%
North American Retail	261,053	241,802	8%	508,510	477,575	6%
Asia	55,283	42,173	31%	115,370	90,759	27%
North American Wholesale	43,868	44,270	-1%	89,514	86,998	3%
Licensing	28,137	26,559	6%	56,982	51,845	10%
	$ 677,159	$ 577,135	17%	$ 1,269,403	$ 1,116,476	14%

Earnings (loss) from operations:
Europe before settlement charge	$ 63,681	$ 50,349	26%	$ 96,862	$ 84,831	14%
Europe settlement charge	(19,463)	−		(19,463)	−
Europe including settlement charge	44,218	50,349	-12%	77,399	84,831	-9%

North American Retail	32,914	26,310	25%	51,544	50,682	2%
Asia	4,856	5,701	-15%	11,957	12,838	-7%
North American Wholesale	10,522	10,711	-2%	21,636	20,922	3%
Licensing	25,200	23,690	6%	50,490	45,550	11%
Corporate overhead	(22,939)	(20,460)	12%	(47,322)	(41,376)	14%
Accelerated pension cost amortization	(1,242)	-		(1,242)	(5,819)
	$ 93,529	$ 96,301	-3%	$ 164,462	$ 167,628	-2%

Operating margins:
Europe before settlement charge	22.0%	22.6%		19.4%	20.7%
Europe including settlement charge	15.3%	22.6%		15.5%	20.7%

North American Retail	12.6%	10.9%		10.1%	10.6%
Asia	8.8%	13.5%		10.4%	14.1%
North American Wholesale	24.0%	24.2%		24.2%	24.0%
Licensing operations	89.6%	89.2%		88.6%	87.9%

Total Company before settlement charge	16.7%	16.7%		14.5%	15.0%
Total Company including settlement charge	13.8%	16.7%		13.0%	15.0%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	July 30,	January 29,	July 31,
	2011	2011	2010

ASSETS

Cash and cash equivalents	$ 430,233	$ 427,037	$ 478,625

Short-term investments	-	15,087	-

Receivables, net	391,486	358,482	301,522

Inventories	343,094	294,705	307,056

Other current assets	77,756	68,269	87,779

Property and equipment, net	343,198	313,856	272,938

Other assets	230,863	208,368	179,613

Total Assets	$ 1,816,630	$ 1,685,804	$ 1,627,533

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$ 2,207	$ 2,177	$ 2,123

Other current liabilities	432,010	428,839	379,450

Capital lease obligations	12,027	12,218	12,519

Other long-term liabilities	169,776	161,665	143,922

Redeemable and nonredeemable noncontrolling interests	29,468	26,029	21,386

Guess?, Inc. stockholders' equity	1,171,142	1,054,876	1,068,133

Total Liabilities and Stockholders' Equity	$ 1,816,630	$ 1,685,804	$ 1,627,533

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	July 30,	July 31,
	2011	2010

Net cash provided by operating activities	$ 88,377	$ 103,876

Net cash used in investing activities	(62,148)	(52,238)

Net cash used in financing activities	(34,218)	(69,593)

Effect of exchange rates on cash	11,185	(5,483)

Net increase (decrease) in cash and cash equivalents	3,196	(23,438)

Cash and cash equivalents at the beginning of the year	427,037	502,063

Cash and cash equivalents at the end of the period	$ 430,233	$ 478,625

Supplemental information:

Depreciation and amortization	$ 39,383	$ 31,488

Rent	$ 121,585	$ 101,903

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

	As of July 30, 2011		As of July 31, 2010
	Total	Directly Operated	Total	Directly Operated
Region	Stores	Stores	Stores	Stores

United States and Canada	490	490	448	448

Europe and the Middle East	533	165	441	109

Asia	377	32	347	30

Other	65	21	56	14

	1,465	708	1,292	601

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Six Months Ended
	July 30,	July 31,
	2011	2010

Number of stores at the beginning of the year	481	432

Store openings	15	21

Store closures	(6)	(5)

Number of stores at the end of the period	490	448

Total store square footage at the end of the period	2,239,000	2,050,000